January 6, 2024

Joe Vitalone

[*****]

Re: Separation Agreement

Dear Joe:

I am writing to confirm the terms of your separation from employment with Extreme Networks, Inc. (the “Company”). This letter, upon your signatures on the First Release and Second Release (defined below), will constitute the entire and final agreement between you and the Company concerning the terms of your transition and separation from employment and offers you a severance package in exchange for two releases of claims (the “Agreement”). This Agreement has two effective dates. The “First Effective Date” will be the 8th day after you sign the Agreement evidencing your release of claims up to and including the date of your first signature provided you have not revoked the agreement by written notice to Kimberley Basnight, SVP, HR and Chief Diversity and Inclusion Office, (the “First Release”), and the “Second Effective Date” will be the 8th day after you sign the release of claims up to and including the date of your second signature (the “Second Release”), attached as Exhibit A, provided that you have not revoked the Agreement by written notice to Kimberley Basnight and you have returned all company equipment.

. Transition and Separation:

1.1
Separation Date: Your employment with the Company is being terminated effective August 20, 2024 (the “Separation Date”). Your status as an officer of the Company will terminate on January 8, 2024. You hereby agree to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of your status as an officer of the Company as of January 8, 2024; provided that such documents shall not be inconsistent with any of the terms of this Agreement.
1.2
Transition Period: The period between the date of this letter and the Separation Date is the Transition Period. During the Transition Period, you will receive the same base salary and benefits that you were receiving as of today; however, you will not be eligible for the Extreme Incentive Plan (“Bonus Plan”) for the second half of fiscal year 2024 or the first half of fiscal year 2025. Your title during this time will be Special Advisor. During the Transition Period, you will be expected to perform the following, as requested (collectively, the “Transition Requirements”):

1.2.1
Be available via phone and ZOOM and other remote meeting mechanisms through and including the Separation Date to transition your duties, respond promptly and thoroughly to inquiries, and perform any work requested;

Joe Vitalone

January 6, 2024

1.2.2
Comply with all applicable company policies; and
1.2.3
Discharge all job duties in a professional, collegial, and diligent manner; and
1.2.4
Work diligently to plan and execute the transition of your tasks and responsibilities to designated employees.

If the Company does not believe that Mr. Vitalone is satisfactorily performing his Transition Requirements, then the Company shall provide Mr. Vitalone notice of the deficient performance and he shall have 30 days to cure the deficiency.

2. Payment of Final Wages and Expenses; COBRA Rights: You will be provided with the payments and benefits described in this Section 2 whether or not you sign this Agreement.

2.1 Final Wages: In a timeframe in accordance with state law, the Company will provide you with a final paycheck that will include all wages earned through the Separation Date (or through the effective date of your resignation should you choose to resign sooner), if any, all subject to appropriate tax and other applicable withholding. Any bonus for the first half of fiscal year 2024 Bonus Plan, at the level approved by the Compensation Committee for the executive team members, and you will be evaluated for the bonus consistent with the other executive team members and the bonus will be paid to you as if you were still an executive of the Company, subject to appropriate taxes and withholding, in accordance with the payment schedule of the bonus payout schedule.

2.2 Expenses: You will be reimbursed for all outstanding properly documented and properly approved business expenses incurred through the Separation Date, if any, according to the usual Company procedures. You must submit your final documented expense reimbursement statement within ten (10) days following the Separation Date.

2.3 COBRA Rights: As provided by law (“COBRA”) and by the Company’s current group health insurance policies, if you are currently covered under such policies, you will be eligible to continue your health insurance benefits following your Separation Date. You will be provided with a separate notice of your right to elect health insurance continuation. To the extent you have such rights, nothing in this Agreement will impair those rights.

3. Wage Acknowledgment: You acknowledge that, as of the date of your signing the Second Release (which you will not do prior to the Separation Date), other than your final wages referenced in Section 2.1 above, you have been paid and have received all wages, commissions, bonuses, sick pay, personal leave pay, vacation pay, and other compensation, benefits, or payments or form of remuneration of any kind or nature to which you may be entitled, and that no other wages, benefits other remuneration of any kind, including but not limited to, bonuses, commissions, or other incentive payments or any accrued vacation or paid time off, are or will be due to you, other than that specifically provided for in Section 4 of this Agreement.

Joe Vitalone

January 6, 2024

4 Consideration from the Company: As new consideration to which you are not otherwise entitled, and in exchange for your signing and returning to the Company, and not revoking, the First Release and the Second Release, the Company will provide you with the following consideration (with the items listed in this Section 4 collectively constituting your “Separation Package”):

4.1 First Release Consideration: Contingent upon your execution of the First Release and it becoming effective and irrevocable within seven (7) days after you sign this Agreement, the Company will pay out the gross amount of Twenty-five Thousand Dollars ($25,000.00) (the “First Severance Pay”), subject to appropriate tax and other applicable withholding.

4.2 Second Release Consideration: Contingent upon your satisfactory discharge of the Transition Requirements and execution of the Second Release on or after the Separation Date and it becoming effective and irrevocable within seven (7) days after you sign the Second Release, the Company will pay you the additional gross amount of One Hundred Sixty-two Thousand One Hundred Sixty and 16/100 Dollars ($162,160.16), subject to appropriate tax and other applicable withholding (the “Second Severance Pay”).

4.3 Timing of Severance Pay: The First Severance Pay and Second Severance Pay will be paid by direct deposit to the account you have previously designated for paychecks or another account you designate in writing. The First Severance Pay will be paid by direct deposit to the account you have designated for paychecks, on the first regular payroll cycle that is at least seven (7) days following the First Effective Date. The Second Severance Pay will be paid by direct deposit to the account you have designated for paychecks on the first payroll date that is at least seven (7) days following the Second Effective Date.

4.4 COBRA: The Company shall pay the COBRA administrator directly for COBRA coverage for six months following August 2024 for medical, dental, vision and/or Employee Assistance Program coverage (at the levels and elections you have currently selected), provided that you timely elect to extend COBRA coverage.

4.5 Outplacement Services: Provided that you elect to engage Right Management to assist you with outplacement services within 90 days after your Separation Date, the Company shall provide Right Management’s E-Series - Echelon outplacement services.

5. Return of Company Property and Completion of Off-Boarding: The Company will contact you to coordinate the return of any company property you may possess; however, the Second Severance Pay will not be due until you have returned all Company property. Further, you agree and acknowledge that any social media or other accounts (“Accounts”) that you created, utilized, maintained, posted to, or moderated for the Company are the sole property of the Company, and are not your personal accounts. The Company agrees that Mr. Vitalone’s Linked In account

Joe Vitalone

January 6, 2024

is his sole property and is not an “Account.” You will ensure that your manager has a current list of all Accounts that you have created, maintained, posted to, or moderated. This list must include log-in credentials and passwords. You also agree that after the Separation Date, you will not attempt to access any of the Accounts or divert users who are engaged with the Accounts.

6. Company Confidential Information; Trade Secrets: You acknowledge that you are bound by your Employee Confidential Information and Assignment of Inventions Agreement (“Proprietary Rights Agreement”) with the Company and that you will continue, even after your employment has terminated, to hold all confidential and proprietary information of the Company in strictest confidence. A copy of your Proprietary Rights Agreement is attached as Exhibit B.

Further, you recognize the highly competitive nature of the Company’s business and that Company employees are exposed to Company trade secrets. Therefore, you agree that you will not misappropriate the Company’s trade secrets, that doing so is unlawful, and that any such unlawful misappropriation will also constitute a breach of this Agreement.

7. Release of Claims:

7.1 General Release: You and your successors hereby release and waive any and all claims, demands, debts, liabilities, actions, and causes of action you have or may have, or at any other time had, against the Company and its current and former predecessors, parent corporations, subsidiaries, and related entities, and each of their shareholders, investors, officers, directors, agents, attorneys, insurers, employees, successors, subscribers, affiliates, or assigns (collectively “Releasees”), whether known or unknown, suspected or unsuspected, based upon or arising out of any matter, cause, fact, thing, act, or omission whatsoever, including matters, causes, facts, things, acts or omissions relating in any way to your employment, changes in responsibilities and duties, and separation from the Company occurring at any time up to and including the date(s) on which you sign this Agreement, including, without limitation: (i) claims of unlawful or wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, misrepresentation, negligence, breach of fiduciary duty, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits; (ii) claims of discrimination, retaliation or harassment; (iii) claims under federal, state, and local statutory law, including, without limitation, Title VII of the 1964 Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, (“ADEA”), the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Texas Constitution, the Texas Labor Code, including the Texas Commission on Human Rights Act and Section 451.001 of the Texas Workers’ Compensation Act, all as amended; the North Carolina Equal Employment Practices Act, the North Carolina Persons With Disabilities Protection Act, the North Carolina Equal Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina

Joe Vitalone

January 6, 2024

Wage and Hour Act, all as amended; and (iv) claims under any other applicable laws and/or regulations of any applicable jurisdiction relating to employment or employment discrimination, and the law of contract and tort (collectively, the “Released Claims”). However, this release is not intended to bar any claims that, by statute, may not be waived, such as any challenge to the validity of your release of claims under the ADEA, as set forth in this Agreement, claims for workers’ compensation benefits or unemployment insurance benefits. Similarly, this release is not intended to bar any right you may have to economic recovery arising out of an investigation by a government agency such as the Securities and Exchange Commission (“SEC”).

7.2 CiC Release: You agree that your designation as a Participant (as defined in the CiC Plan) pursuant to the Agreement to Participate in the Extreme Networks, Inc. Executive Change in Control Severance Plan (the “CiC Plan”) is terminated as of January 8, 2024 and you and your successors hereby release and waive any and all claims, demands, debts, liabilities, actions, and causes of action you have or may have, or at any other time had, against the Releasees, whether known or unknown, suspected or unsuspected, based upon or arising in any way out of the CiC Plan.

7.3 Equity Incentive Plan Release: You acknowledge and agree that, as of January 8, 2024, you hold (i) 18,760 restricted stock units, each of which represents the right to receive one share of common stock of the Company subject to satisfaction of certain service based vesting conditions (“RSUs”), which were granted to you effective August 15, 2021 pursuant to a restricted stock unit award agreement by and between you and the Company pursuant to the Extreme Networks, Inc. 2013 Amended and Restated Equity Incentive Plan (the “EIP”) (the “FY2022 RSUs”), (ii) 55,961 RSUs, which were granted to you effective August 15, 2022 pursuant to a restricted stock unit award agreement by and between you and the Company pursuant to the EIP (the “FY2023 RSUs”), (iii) 46,860 RSUs, which were granted to you effective August 15, 2023 pursuant to a restricted stock unit award agreement by and between you and the Company pursuant to the EIP (the “FY2024 RSUs”), (iv) 25,013 performance stock units, each of which represents the right to receive one share of common stock of the Company subject to satisfaction of certain performance-based vesting conditions (“PSUs”), which were granted to you effective August 15, 2021 pursuant to a performance stock unit award agreement by and between you and the Company pursuant to the EIP (the “FY2022 PSUs”), (v) 63,924 PSUs, which were granted to you effective August 15, 2022 pursuant to a performance stock unit award agreement by and between you and the Company pursuant to the EIP (the “FY2023 PSUs”) and (vi) 46,860 PSUs, which were granted to you effective August 15, 2023 pursuant a performance stock unit award agreement by and between you and the Company pursuant to the EIP (the “FY2024 PSUs”). Effective as of the date you sign this First Release, the FY2022 RSUs, FY2023 RSUs, FY2024 RSUs, and FY2024 PSUs shall be immediately cancelled and forfeited in all respects, and the FY2022 PSUs and FY2023 PSUs shall remain outstanding and eligible to vest in accordance with their terms. You and your successors hereby release and waive any and all claims, demands, debts, liabilities,

Joe Vitalone

January 6, 2024

actions, and causes of action you have or may have, or at any other time had, against the Releasees, whether known or unknown, suspected or unsuspected, based upon or arising in any way out of the FY2022 RSUs, FY2023 RSUs, FY2024 RSUs, and FY2024 PSUs including under the EIP, the award agreements pursuant to which the FY2022 RSUs, FY2023 RSUs, FY2024 RSUs and FY2024 PSUs were granted, and any and all claims arising out of or related to any other equity award you have received under the EIP in the past, other than the FY2022 PSUs and the FY2023 PSUs. You further acknowledge and agree that you shall not be entitled to any future grants under the EIP, and you and your successors hereby release and waive any and all claims, demands, debts, liabilities, actions, and causes of action you have or may have, or at any other time had, against the Releasees, whether known or unknown, suspected or unsuspected, based upon or arising in any way out of any claim that you may be entitled to any additional grant under the EIP.

7.4 ADEA Release: This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”). You hereby acknowledge that you are waiving and releasing any rights you have or may have under the ADEA and that this waiver and release is knowing and voluntary. You acknowledge that the Separation Package is in addition to anything to which you were already entitled. You agree further that you are advised by this Agreement, as required by the OWBPA, that (a) this waiver and release does not apply to any rights or claims that may arise under the ADEA after you execute this Agreement, (b) you have the right to consult with an attorney prior to signing this Agreement, (c) you may have at least twenty-one (21) days from the date you received this Agreement to consider it (although you may by your own choice sign the Agreement earlier, and revisions to this Agreement, whether material or immaterial, do not restart the running of this period), (d) you have seven (7) days following your signing of the Agreement to revoke the Agreement, and (e) this Agreement shall not be effective until the revocation period has expired, therefore making the effective date the eighth (8th) day after this Agreement is signed by you. In addition, this Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.

7.5 Employee Rights: Nothing in this Agreement, including, but not limited to, any sections pertaining to confidentiality and non-disclosure, a release of claims, non-disparagement or other contractual provisions shall prohibit or restrict you (or your attorney) from (i) filing a charge, testifying, assisting, complying with a subpoena from, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or otherwise communicating with a criminal or civil law enforcement agency or any administrative or regulatory (including any self-regulatory) agency or authority, including, but not limited to, the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Commodity Futures Trading Commission (“CFTC”), the Consumer Financial Protection Bureau (“CFPB”), the Occupational Safety and Health Administration (“OSHA”), the Department of Justice (“DOJ”), the U.S. Congress, any agency Inspector General, the Equal Employment Opportunity Commission (“EEOC”),

Joe Vitalone

January 6, 2024

the National Labor Relations Board (“NLRB”), or any other state or local commission on human rights or agency enforcing anti-discrimination laws or (ii) speaking with an attorney retained by employee. Further, nothing in this Agreement is intended to prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Additionally, notwithstanding the foregoing, nothing in this section, or this Agreement, shall prohibit, prevent, or restrict you, or is intended to prohibit, prevent, or restrict you, from discussing terms and conditions of employment concerning the Company with current or former coworkers, assisting current or former coworkers with workplace issues concerning the Company, or from communicating with others for the purposes of mutual aid or protection, including the NLRB, about your employment with the Company or in any other way intended to interfere with your right to engage in concerted activity protected by the National Labor Relations Act.

7.6 Covenant Not to Sue:

a.
You affirm that you have not filed or caused to be filed, and are not a party to any actions, complaints or charges with any state, federal or foreign administrative agency, court or other forum against the Company. You agree, not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 1997, and to the fullest extent permitted by law, that at no time subsequent to the execution of this Agreement will you initiate, pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against the Company, which is based in whole or in part on the circumstances of your employment with the Company. You further agree to waive the right to recovery in any proceeding, including before the United States Equal Employment Opportunity Commission, arising from or in any way connected with your employment with the Company. You represent that you do not intend to file any claims with the Workers’ Compensation Board in the future with regard to your employment with the Company.
b.
You further covenant and agree not to file any claim, litigation, action or other proceeding against the Company based upon the Released Claims and that the foregoing covenant and agreement shall be a complete defense to any such claims, litigation, action or proceedings against the Company. The Parties expressly agree that this Agreement will be and may be raised as a complete defense to and will preclude any action or proceeding encompassed by this Agreement, or arising out of or relating to the Released Claims.

Joe Vitalone

January 6, 2024

c.
You acknowledge and agree that your covenant not to sue prevents you from initiating or pursuing any class action, representative action or collective action against the Company for matters arising prior to the execution of this Agreement.

7.7 Class Waiver: You agree not only to release the Company from any and all claims as stated above that you could make on your own behalf, but also those that may be made by any other person or organization on your behalf. You specifically waive any right to become, and promise not to become, a member in any class in a case in which a claim or claims against the Company, or any of them, are made involving any events up to and including the date of this Agreement, except where such waiver is prohibited by law. You further waive any right to in any way voluntarily assist any individual or entity in commencing or prosecuting any action or proceeding including, but not limited to, any administrative agency claims, charges or complaints and/or any lawsuit against the Company, or to in any way voluntarily participate or cooperate in any such action or proceeding, except as such waiver is prohibited by law, regulation, or court order. Notwithstanding the foregoing, you shall comply with the provisions of any subpoena served on you. In that regard, you will notify the Company pursuant to Section 16 of this Agreement of any such subpoena within 48 hours of your receipt of it.

8. Non-disparagement: You agree that you will neither make nor publish, either orally or in writing, any disparaging statements regarding the Company, or its officers, directors, or employees (unless such statements are made truthfully in response to a subpoena or other legal process), or in any way impede or interfere with the professional relationships of the Company. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

9. Response to Prospective Employers: In response to inquiries from prospective employers regarding you, the Company will provide no information other than your dates of employment and positions held with the Company.

10. Confidentiality: The contents, terms, and conditions of this Agreement must be kept confidential by you to the extent legally permissible and must not be disclosed except (i) to your accountant, attorneys, and family members (all of whom you will instruct to maintain confidentiality), or pursuant to a subpoena, court order, or (ii) as part of an agency investigation as described in Section 7.5. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. In the event you receive a subpoena or other legal request to provide such confidential information, you agree to provide the Company with reasonable and prompt notice in advance of your disclosure of any such information. Nothing in this Agreement restricts you from engaging in the conduct described in Section 7.5 above.

Joe Vitalone

January 6, 2024

11. Defend Trade Secrets Act: Notwithstanding any provisions in this agreement or company policy applicable to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to Section 7 of the DTSA, you cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. You also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

12. No Admission of Liability and Binding Effect: This Agreement and any action taken by the Company or you, either previously or in connection with this Agreement, is not and shall not be construed to be an admission or evidence of any wrongdoing or liability on the part of either party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs, and personal representatives.

13. Modification and Severability: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by an authorized representative of the Company and you. You and the Company agree that if, for any reason, any term or provision of this Agreement is determined by a court to be invalid or unenforceable, in whole or in part, the remaining terms and provisions shall remain fully enforceable. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

14. Governing Law, Dispute Resolution, and Attorneys’ Fees: This Agreement shall be construed and governed by the laws of the State of North Carolina, and you and the Company agree that in the event of any litigation involving this Agreement, such litigation shall take place in either the state or federal courts located in Raleigh, North Carolina, and you submit to the jurisdiction of those courts. The prevailing party in any such dispute shall be awarded reasonable attorneys’ fees and costs, unless otherwise prohibited by law.

15. Entire Agreement; Full Payment: This Agreement, together with your Proprietary Rights Agreement, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in

Joe Vitalone

January 6, 2024

reliance only upon such promises, representations, and warranties as are contained herein. You further acknowledge that the payments and arrangements in this Agreement shall constitute full and complete satisfaction of any and all amounts properly due and owing to you as a result of your employment with the Company and separation therefrom.

16. Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand that: (a) you may revoke either the First Release or Second Release in writing, directed to Kimberley Basnight, SVP of HR and Chief Diversity & Inclusion Officer, within seven (7) days of signing such Release; and (b) that the First Effective Date of this Agreement is the eighth (8th) day after you sign the First Release without revoking it, and the Second Effective Date is the eighth (8th) day after you sign the Second Release without revoking it.

17. Accepting the Agreement: To accept the Agreement, please date and sign this First Release by January 28, 2024 and the Second Release no earlier than your Separation Date and no later than August 30, 2024. If you do not sign and return the Agreement by then, the Agreement will expire.

We wish you the best in your future endeavors and thank you for your contributions to the Company.

Sincerely,

Extreme Networks, Inc.

/s/ Kimberley R. Basnight
By: Kimberley Basnight
Title: SVP of HR, Chief Diversity & Inclusion Officer

/s/ Kimberley R. Basnight

Joe Vitalone

January 6, 2024

By signing this letter, I acknowledge that I have had the opportunity to review this Separation Agreement carefully, that I understand the terms of the Agreement, and that I voluntarily agree to those terms.

Dated: January 19, 2024

/s/ Joe Vitalone
Joe Vitalone

Joe Vitalone

January 6, 2024

EXHIBIT A

Second Release

(to be signed on or after Separation Date)

By signing this Second Release, I affirm that:

1.
I have read the terms of the Agreement again, that I understand the terms, and I affirm the validity of the general release of claims in Section 7 of the Agreement and freely agree that the terms and conditions of the Agreement are extended up to and including the Separation Date.

2.
I affirm the validity of Section 3 above regarding receipt of compensation due.

3.
I understand that if I do not execute this Second Release by August 30, 2024, I will not be entitled to the Second Severance Pay.

DO NOT SIGN UNTIL THE SEPARATION DATE

____________________________

Joe Vitalone

____________________________

Date

Joe Vitalone

January 6, 2024

Exhibit B

Proprietary Rights Agreement